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                                                                 Exhibit (10)(N)




                                                              September 26, 1994



Dr. John L. Zabriskie
7000 Portage Road
Kalamazoo, MI 49001

Dear John:

The Compensation and Incentive Committee of the Board of Directors has approved the changes in your compensation described below. Subject to your agreement, this letter will amend and supplement the terms of your current employment letter dated March 14, 1994.

1. Under your March 14, 1994 letter agreement, the 15,000 shares of restricted Common Stock that you received in January 1994 are to be reduced (based on the January 12, 1994 average market price of Upjohn Common Stock) by the value of any performance share awards you receive from Merck. The Compensation and Incentive Committee confirmed at their July 19, 1994 meeting that this offset would be calculated by subtracting the pre-tax value of the target amount of any performance share awards you receive from Merck (or such lesser number of performance shares as you actually receive). Accordingly, your restricted stock award has been reduced, effective as of July 19, 1994, the date of the Compensation and Incentive Committee meeting, by 4,798 shares, which was calculated as follows:

     (i)  number of Upjohn restricted shares
          you originally received                      15,000

     (ii) reduced by the pre-tax value of the
          Merck performance share target award
          that you received in 1994 (i.e., 4,557
          Merck target shares x the $31.00
          Merck stock price on award date
          divided by the $29.44 Upjohn stock
          price on January 12, 1994 = 4,798
          shares)                                     - 4,798
                                                      -------
                                                       10,202  restricted shares
                                                               of Upjohn stock
                                                               remaining
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    Dr. John L. Zabriskie                                     September 26, 1994
                                                                        Page 118





2. Your remaining 10,202 restricted shares of Upjohn Common Stock will be similarly reduced by the pre-tax value of the target amount of any future performance share awards you receive from Merck (or such lesser amount as you actually receive) and will remain restricted until May 1996 or such earlier time (but not before January 12, 1996) that it is determined that you will receive no further performance share awards from Merck.

3. You indicated that you did not wish to reduce the amount of your Upjohn stock ownership and wanted to provide the Company with the equivalent value in cash rather than forfeit the restricted shares. Accordingly, you agree to pay Upjohn the value of 4,798 shares of Upjohn Common Stock based on the average Upjohn stock price on the first day of the next period that corporate officers are permitted to purchase Upjohn stock. The Company will then issue to you a restricted stock certificate for 10,202 shares of Upjohn Common Stock and a nonrestricted stock certificate for 4,798 shares of Upjohn Common Stock.

4. You shall have a similar right to provide the Company with the equivalent value in cash of the number of shares of Upjohn restricted stock that would otherwise be forfeited as a result of any future Merck performance share awards you may receive.

Very truly yours,



Richard G. Tomlinson
Senior Vice President for Human Resources



Agreed to and accepted by:


__________________________________
John L. Zabriskie


jmb